EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                     Pioneer Announces Executive Appointment

Dallas, Texas, March 30, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that Mark S. Berg will join the Company as Executive Vice President, General Counsel and Secretary effective April 1, 2005. He will report to Scott Sheffield, Pioneer's Chairman and Chief Executive Officer, and will replace Mark Withrow whose resignation was announced earlier this year.

Mr. Berg served as Executive Vice President, General Counsel and Secretary of American General Corporation, a Fortune 200 diversified financial services company. Subsequent to the sale of American General to American International Group, Mr. Berg was appointed Senior Vice President, General Counsel and Secretary of Hanover Compressor Company, a NYSE company specializing in natural gas compression and processing. Mr. Berg began his career in 1983 with the Houston-based law firm of Vinson & Elkins LLP, and he was elected to the firm's partnership in 1990.

Mr. Berg graduated with a Bachelor of Arts degree from Tulane University in 1980, and he earned his Juris Doctor from the University of Texas School of Law in 1983.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.




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